Exhibit 99.2

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Monica Kendrick	Matt Abernethy
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	matt.abernethy@zimmerbiomet.com

Barbara Goslee 574-371-9449 barb.goslee@zimmerbiomet.com

Zimmer Biomet Announces Leadership Transition

David C. Dvorak Steps Down as President and Chief Executive Officer; Chief Financial Officer Daniel P. Florin Appointed as Interim Chief Executive Officer

Board Conducting Search for Permanent CEO

(WARSAW, IN) July 11, 2017 – Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global leader in musculoskeletal healthcare, announced that David C. Dvorak has stepped down as President and Chief Executive Officer and a member of the Board of Directors, effective today. To assist with the transition, Mr. Dvorak will serve in an advisory capacity to the Company for a period of time. The Board has appointed Daniel P. Florin, Senior Vice President and Chief Financial Officer, to serve in the additional role of Interim CEO and a member of the Board of Directors until a permanent successor has been named.

The Zimmer Biomet Board is retaining a leading executive search firm to identify and evaluate candidates for the permanent CEO role.

Mr. Dvorak said, “Serving alongside Zimmer Biomet’s dedicated employees over the past 16 years and leading the Company as CEO for ten of those years has been a privilege and a highlight of my professional career. Our collective efforts grew employment from approximately 3,000 in 2001 to 18,000 today and built a Fortune 500 company. I am particularly proud of what we have accomplished working together with surgeons and clinicians to help millions of patients globally improve their quality of life.”

Larry C. Glasscock, Chairman of the Board of Zimmer Biomet, commented, “During David’s ten-year tenure as CEO, Zimmer Biomet has transformed into a truly global leader in musculoskeletal healthcare. Through a combination of organic growth and strategic acquisitions, Zimmer Biomet’s revenue has doubled and the Company has established a leading portfolio of technologies, solutions and personalized services. With this strong platform in place, there is tremendous opportunity for Zimmer Biomet. On behalf of the Board, I thank David for his many important contributions to our Company and industry over the years and wish him much success in the future.”

Mr. Glasscock continued, “We are fortunate to have a leader of Dan’s caliber and experience to step into the CEO role on an interim basis while the Board conducts its search process. Dan’s knowledge of Zimmer Biomet and his achievements here and at other medical device companies make him an excellent choice to support the Company through this interim period. We appreciate his willingness to take on this expanded role.”

Mr. Florin said, “Zimmer Biomet has a talented and dedicated team and an unmatched portfolio. I am honored to assume the Interim CEO role and I look forward to working closely with the Board, senior leadership team and our sales force as we strive to support our customers and enhance stockholder value.”

About Dan Florin

Dan Florin was appointed Senior Vice President and Chief Financial Officer of Zimmer Biomet in June 2015 and has over 16 years of executive experience in the medical device industry. He previously served as Senior Vice President and Chief Financial Officer of Biomet from June 2007 to June 2015. Prior to joining Biomet, Mr. Florin served as Vice President and Corporate Controller of Boston Scientific Corporation from 2001 until 2007. Before being appointed Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units. Mr. Florin previously worked for C.R. Bard from October 1990 through June 1995, and Deloitte from September 1986 to October 1990. Mr. Florin holds a Bachelor’s degree in Business Administration with a concentration in Accounting from the University of Notre Dame and an Executive MBA from Boston University.

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com, or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements that address expectations, plans or projections about the future, including statements about Zimmer Biomet’s management transition plans, growth prospects and business strategy, are forward-looking statements. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in its periodic reports. Accordingly, such forward-looking statements speak only as of the date made. Readers of this news release are cautioned not to place undue reliance on these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this news release.